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                         November 10, 2020

       Sidney Chan
       Chief Executive Officer
       ALR Technologies Inc.
       7400 Beaufont Springs Dr.
       Suite 300
       Richmond, Virginia 23225

                                                        Re: ALR Technologies
Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed November 4,
2020
                                                            File No. 333-249835

       Dear Mr. Chan:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Asia
Timmons-Pierce at 202-551-3754 with any questions.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Manufacturing